UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 19, 2026
The Ensign Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33757	33-0861263

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

29222 Rancho Viejo Road, Suite 127,
San Juan Capistrano,	CA	92675

(Address of principal executive offices)		(Zip Code)
Registrant's telephone number, including area code: (949) 487-9500
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ENSG	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On August 19, 2026, The Ensign Group, Inc. ("Ensign" or the "Company"), Standard Bearer Healthcare REIT, Inc., Truist Bank, as administrative agent, and the lenders party thereto entered into the Fourth Amended and Restated Credit Agreement (the Credit Facility) which amended and restated the Third Amended and Restated Credit Agreement as of October 1, 2019, increasing the existing revolving credit facility by $200.0 million to an aggregate principal amount of up to $800.0 million and extending the maturity date of the Credit Facility to August 19, 2031. Borrowings are supported by a lending consortium arranged by Truist Bank, and the lending syndicate includes Citibank, N.A., The Huntington National Bank, U.S. Bank National Association, Wells Fargo Bank, N.A., Bank of America N.A., BMO Bank N.A., PNC National Bank, N.A, and PinnacleSynovus Bank.
The interest rates applicable to loans under the Credit Facility are, at the Company's option, at either (i) a base rate plus a margin ranging from 0.25% to 1.00% per annum or (ii) Term Secured Overnight Financing Rate (SOFR) plus a margin ranging from 1.25% to 2.00% per annum, in each case determined based on the ratio of Consolidated Total Net Debt to Consolidated EBITDA (as such terms are defined in the Credit Facility). In addition, the Company will pay a commitment fee on the unused portion of the commitments that ranges from 0.175% to 0.30% per annum, depending on the ratio of Consolidated Total Net Debt to Consolidated EBITDA. The Company will pay a drawn commitment fee that ranges from 1.25% to 2.00% per annum.
The obligations of the borrowers under the Credit Facility are joint and several, are guaranteed by certain domestic subsidiaries and are secured by liens on certain assets. Customary events of default may result in the termination of commitments and acceleration of outstanding amounts.
The foregoing description of the Credit Facility is qualified in its entirety by reference to the Fourth Amended and Restated Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures regarding the Fourth Amended and Restated Credit Agreement contained in Item 1.01 above are hereby incorporated into this Item 2.03 by reference.
Item 7.01. Regulation FD Disclosure.

On August 20, 2026, the Company issued a press release announcing the entry into the Fourth Amended and Restated Credit Agreement (the Credit Facility). A copy of the press release is attached to this Current Report as Exhibit 99.1.
The information in this Item 7.01, including Exhibit 99.1 attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

10.1	The Fourth Amended and Restated Credit Agreement, dated as of August 19, 2026, by and among The Ensign Group, Inc., Standard Bearer Healthcare REIT, Inc., Truist Bank, as administrative agent, and the lenders party thereto.
99.1	Press Release of the Company dated August 20, 2026 (furnished pursuant to Item 7.01).
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ENSIGN GROUP, INC.

Dated: August 20, 2026	/s/ Chad A. Keetch
Chad A. Keetch
Chief Investment Officer